06-18
For further information:
Investors: John F. Walsh
Director of Investor Relations
Southern Union Company
1-800-321-7423

Media: John P. Barnett
Director of External Affairs
713-989-7556

SOUTHERN UNION ANNOUNCES TRANSACTIONS
AFFECTING OWNERSHIP OF FLORIDA GAS AND TRANSWESTERN

HOUSTON, September 15, 2006 - Southern Union Company (NYSE:SUG) today announced a series of transactions designed to result in Southern Union owning a 50% interest in Florida Gas Transmission and eliminating its ownership interest in Transwestern Pipeline.  To effect these transactions, Energy Transfer Partners, L.P. (NYSE:ETP) has entered into an agreement to acquire the 50% Class B membership interest in CCE Holdings, LLC (CCEH) from GE Energy Financial Services and other investors.  CCEH was formed in 2004 to purchase CrossCountry Energy from Enron Corp. and its affiliates.

Additionally, Energy Transfer and CCEH have entered into a Redemption Agreement whereby Energy Transfer’s 50% ownership interest will be redeemed in exchange for 100% of the equity interests in Transwestern Pipeline Company, LLC.  Upon closing of both transactions, CCEH will be 100% owned by wholly-owned subsidiaries of Southern Union, will own 50% of Citrus Corp., the holding company for Florida Gas Transmission, and will be responsible for approximately $455 million in indebtedness.  The remaining 50% of Citrus Corp. is owned by an affiliate of El Paso Corp.
“We see several benefits to these transactions,” said George L. Lindemann, Southern Union Company chairman, president and CEO.  “With our increased investment in Florida Gas, we are upgrading our risk profile, enhancing our strategic position, and preserving our capital while still allowing us to grow well into the future in the strong Florida market.”  Eric D. Herschmann, senior executive vice president of the company, added, “Transwestern Pipeline has more strategic value to Energy Transfer, and we believe that in the capable hands of ETP Transwestern will continue to be a key component of the energy infrastructure in the southwestern United States.”

From an operating perspective, the company expects the transactions to be approximately neutral on near-term earnings per share.

The transactions are expected to close in the fourth quarter of 2006 pending receipt of necessary regulatory approvals and other customary closing conditions.  The CCEH transactions follow the March 1, 2006 closing of Southern Union’s $1.6 billion acquisition of the Sid Richardson Energy Services natural gas gathering and processing business and the August 24, 2006 divestitures of Southern Union’s Pennsylvania and Rhode Island natural gas local distribution companies for $1.15 billion.

About Southern Union Company

            Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas.  The company owns and operates the nation’s second largest natural gas pipeline system with more than 22,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
            Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
            Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
            Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves approximately half a million natural gas end-user customers in Missouri and Massachusetts.
            For further information, visit www.sug.com.

Forward-Looking Information

            This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.